Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Textainer Group Holdings Limited:

We consent to the use of our reports dated March 22, 2019, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and financial statement schedules I and II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Our report dated March 22, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness related to the absence of a control to re-evaluate and confirm the appropriate accounting for management agreements entered into in prior periods associated with the managed fleet was identified and included in management’s assessment. This was due to the risk assessment process not identifying potential risk of the accounting for these agreements not complying with the applicable standards. The material weakness was considered in the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and the report on the effectiveness of internal control over financial reporting as of December 31, 2018 did not affect our report on those consolidated financial statements.

San Francisco, California

August 16, 2019